EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2023 THIRD QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (October 19, 2023) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $1.9 million, or $0.19 diluted earnings per share, for the third quarter of 2023, compared to net income of $2.7 million, or $0.26 diluted earnings per share, for the second quarter of 2023, and net income of $3.2 million, or $0.29 diluted earnings per share, for the third quarter of 2022.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Our net interest margin and overall profitability continue to be hampered by the current interest rate environment as the Federal Reserve’s Open Market Committee raised its targeted federal funds rate an additional 25 basis points in July of 2023, hitting a 17-year high of 5.25-5.50 percent. In contrast, the Fed was holding the federal funds rate at around zero as recently as the first quarter of 2022. In spite of the challenges imposed by the current interest rate environment, we were able to continue growing loans and deposits and maintain profitability. Furthermore, credit quality remained stable with nonperforming loans and leases totaling 0.74% of total loans and leases at September 30, 2023.”

Third Quarter Performance Highlights:
•Assets totaled $1.4 billion both at September 30, 2023 and June 30, 2023, and totaled $1.3 billion at December 31, 2022.
•Loans and leases, net of allowance for credit losses, totaled $1.1 billion at September 30, 2023, compared to $1.0 billion at June 30, 2023, and $961.7 million at December 31, 2022.
•Nonperforming loans and leases totaled $8.0 million, or 0.74% of total loans and leases, at September 30, 2023, compared to $8.5 million, or 0.81% of total loans and leases, at June 30, 2023, and $9.2 million, or 0.94% at December 31, 2022.
•The allowance for credit losses totaled $15.5 million, or 1.43% of total loans and leases outstanding, at September 30, 2023, compared to $15.4 million, or 1.45% of total loans and leases outstanding, at June 30, 2023. The allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding, at December 31, 2022. On January 1, 2023, the Bank adopted the accounting standard referred to as Current Expected Credit Loss (“CECL”), which resulted in a one-time adjustment from equity into the allowance for credit losses and the allowance for off-balance sheet commitments in the amount of $3.8 million, net of tax.
•The provision for credit losses totaled $50,000 in the quarter ended September 30, 2023, compared to $8,000 in the quarter ended June 30, 2023, and $200,000 in the third quarter of 2022.
•Deposits totaled $1.1 billion at September 30, 2023, compared to $1.0 billion at both June 30, 2023 and December 31, 2022. At September 30, 2023, noninterest-bearing deposits totaled $115.6 million, or 11.0% of total deposits, compared to $104.7 million, or 10.1% of total deposits at June 30, 2023, and $106.4 million, or 10.6% of total deposits at December 31, 2022.
•Stockholders’ equity totaled $118.6 million at September 30, 2023, compared to $130.8 million at June 30, 2023, and $133.0 million at December 31, 2022. The Company’s equity to assets ratio was 8.34% at September 30, 2023.
•Net interest income decreased $206,000, or 2.2%, to $9.1 million for the three months ended September 30, 2023, compared to net interest income of $9.3 million for the prior quarter, and decreased $1.4 million, or 13.2%, from $10.5 million for the comparable quarter in 2022.
•Annualized net interest margin was 2.66% for the current quarter, compared to 2.77% in the preceding quarter and 3.39% the third quarter a year ago.
•The Company repurchased 148,546 shares of common stock at an average price of $11.39 per share during the quarter ended September 30, 2023.
•The Bank’s Tier 1 capital to total assets was 10.71%, well in excess of all regulatory requirements at September 30, 2023.

Income Statement Summary
Net interest income before the provision for credit losses decreased $206,000, or 2.2%, to $9.1 million in the third quarter of 2023, compared to $9.3 million in the second quarter of 2023, and decreased $1.4 million, or 13.2%, from $10.5 million in the third quarter of 2022. The decrease from the second quarter of 2023 was due to an 18 basis point decrease in the average interest rate spread, partially offset by a $27.9 million increase in average interest earning assets. The decrease from the comparable quarter in 2022 was due to a 99 basis point decrease the average interest rate spread, partially offset by a $134.5 million increase in average interest earning assets. Since March 2022, in response to inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System has increased the target range for the federal funds rate by 500 basis points, including 25 basis points during the third quarter of 2023, to a range of 5.25% to 5.50%. While net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, the benefits were offset by the higher cost of interest-bearing deposit accounts and borrowings, which tend to be shorter in duration than our assets and re-price or reset faster than assets.
Interest income increased $1.2 million, or 7.3%, to $17.4 million during the quarter ended September 30, 2023, compared to the quarter ended June 30, 2023, and increased $4.2 million, or 32.2%, compared to the quarter ended September 30, 2022.

Interest income on loans and leases increased $1.2 million, or 8.3%, to $15.3 million for the quarter ended September 30, 2023, compared to $14.1 million in the second quarter of 2023, due to a $39.9 million increase in the average balance of loans and leases, and an increase of 23 basis points to 5.71% in the average yield earned on loans and leases. Interest income on loans and leases increased $4.0 million, or 35.1%, in the third quarter of 2023 compared to the third quarter of 2022, due to an increase in the average balance of loans and leases of $160.4 million, and an increase of 73 basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, decreased $8,000, or 0.4%, to $1.8 million during the quarter ended September 30, 2023, compared to the quarter ended June 30, 2023, and increased $91,000, or 5.0%, from the comparable quarter in 2022. The decrease in interest income on investment securities, excluding FHLB stock, in the third quarter of 2023 from the second quarter of 2023 was due to a $10.5 million decrease in the average balance, partially offset by an eight basis point increase in the average yield earned on investment securities. The increase in interest on investment securities, excluding FHLB stock, in the third quarter of 2023 from the third quarter of 2022 was due to a 34 basis point increase in the average yield earned on investment securities, partially offset by a $27.7 million decrease in average balance of investment securities. Dividends on FHLB stock increased $59,000, or 32.8%, during the quarter ended September 30, 2023 compared to the quarter ended June 30, 2023, and increased $118,000, or 97.5%, compared to the quarter ended September 30, 2022. Interest income on cash and cash equivalents decreased $33,000, or 23.8%, during the quarter ended September 30, 2023, compared to the quarter ended June 30, 2023, and increased $66,000, or 187.0%, compared to the quarter ended September 30, 2022. The decrease in interest income on cash and cash equivalents in the third quarter of 2023 from the second quarter of 2023 was due to decrease of $2.3 million in the average balance, along with a 31 basis point decrease in the average yield. The increase in interest income on cash and cash equivalents in the third quarter of 2023 from the third quarter of 2022 was due to a 245 basis point increase in the average yield and a $649,000 increase in the average balance of cash and cash equivalents.

Interest expense increased $1.4 million, or 20.3%, to $8.3 million for the quarter ended September 30, 2023, compared to the quarter ended June 30, 2023, and increased $5.6 million, or 211.8%, compared to the quarter ended September 30, 2022. Interest expense on deposits increased $774,000, or 14.0%, to $6.3 million for the quarter ended September 30, 2023, compared to the previous quarter and increased $4.5 million, or 251.2%, from the comparable quarter in 2022. The increase in interest expense on deposits from the previous quarter was primarily due to a 34 basis points increase in the average rate paid on interest-bearing deposits. The increase from the comparable quarter in 2022 was due to an increase of $103.1 million in average balance of, and a 183 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 2.69% for the quarter ended September 30, 2023, compared to 2.35% and 0.86% for the quarters ended June 30, 2023 and September 30, 2022, respectively.

Interest expense on FHLB borrowings increased $623,000, or 46.3%, to $2.0 million for the third quarter of 2023 compared to the previous quarter and increased $1.1 million, or 129.2%, from the comparable quarter in 2022 primarily due to increases in the average rate paid on FHLB borrowings and, to a lesser extent, an increase in the average balance of outstanding borrowings. The average balance of FHLB borrowings totaled $224.8 million during the quarter ended September 30, 2023, compared to $197.1 million and $182.5 million for the quarters ended June 30, 2023, and September 30, 2022, respectively. The average rate paid on FHLB borrowings was 3.50% for the quarter ended September 30, 2023, 2.73% for June 30, 2023, and 1.88% for the third quarter of 2022.

Annualized net interest margin decreased to 2.66% for the third quarter of 2023, compared to 2.77% for the second quarter of 2023 and 3.39% for the third quarter of 2022. The decrease in the net interest margin for the third quarter of 2023 compared to the second quarter of 2023 and the comparable quarter in 2022 was primarily due to the rate paid on interest-bearing liabilities increasing faster than the yield on interest-earning assets.

The provision for credit losses totaled $50,000 for the three months ended September 30, 2023, compared to $8,000 during the quarter ended June 30, 2023 and $200,000 for the quarter ended September 30, 2022. Net charge-offs during the third quarter of 2023 were $299,000, compared to net charge-offs of $215,000 during the second quarter of 2023 and net charge-offs of $25,000 in the third quarter of 2022. Uncertainties relating to the level of our allowance for credit losses remains heightened as a result of continued concern about a potential recession due to inflation, rising interest rates, stock market volatility and overall geopolitical tensions.

Noninterest income decreased $20,000, or 1.7%, to $1.2 million for the quarter ended September 30, 2023 compared to the quarter ended June 30, 2023, and decreased $25,000, or 2.1%, from the comparable quarter in 2022. The decrease in noninterest income in the third quarter of 2023 compared to the second quarter of 2023 primarily resulted from a decrease in net gains on loan and lease sales, partially offset by an increase in other income. Net gains on loan and lease sales decreased $65,000, or 41.9%, to $90,000 for the quarter ended September 30, 2023 compared to the previous quarter due to increased mortgage rates causing decreased mortgage banking activity. Other income increased $54,000, or 16.5%, to $379,000 for the quarter ended September 30, 2023 compared to the prior quarter due to fees earned from our participation in a loan hedging program with a correspondent bank, along with increased wealth management income. Card fee income decreased $10,000, or 3.1%, to $304,000 for the third quarter of 2023 as compared to the prior quarter. The decrease in noninterest income from the comparable quarter in 2022 was due to decreases in loan and lease servicing fees and net gains on loan and lease sales, partially offset by increases in other income and service charges on deposit accounts. Loan and lease servicing fees decreased $124,000, or 52.8%, to $111,000 for the quarter ended September 30, 2023 as compared to the comparable quarter in 2022 due to a recovery of $114,000 of mortgage servicing rights recorded in the third quarter of 2022 and not replicated in the current quarter. Net gains on loan and lease sales decreased $27,000, or 22.9% during third quarter of 2023 compared to the third quarter of 2022 due to decreased mortgage banking activity. Other income increased $106,000, or 38.6%, for the third quarter of 2023 compared to the same quarter in 2022 primarily due to a reduction of letter of credit fees recognized in the third quarter of 2022, along with increased wealth management income in the third quarter of 2023. Service fees on deposit accounts increased $15,000, or 5.7%, in the third quarter of 2023 from the comparable quarter in 2022. Card fee income increased $6,000, or 1.9%, in the third quarter of 2023 compared to the comparable quarter in 2022.

Total noninterest expense increased $678,000, or 9.2%, to $8.0 million for the three months ended September 30, 2023, compared to the second quarter of 2023, and increased $291,000, or 3.8%, compared to the same period in 2022. Salaries and employee benefits increased $105,000, or 2.5%, to $4.4 million for the quarter ended September 30, 2023, compared to the second quarter of 2023, and decreased $333,000, or 7.1%, compared to the quarter ended September 30, 2022. The increase in salaries and benefits in the third quarter of 2023 from the second quarter of 2023 was primarily due to increased group insurance expenses and retirement plan contributions. The decrease in salaries and benefits in the third quarter of 2023 compared to the third quarter of 2022 was primarily due to decreased bonus expense. Deposit insurance expense increased $88,000, or 45.8%, for the quarter ended September 30, 2023, compared to the second quarter of 2023 primarily due to changes in the asset and deposit mix, and increased $194,000, or 225.6%, from the comparable quarter in 2022 also primarily due to a change in the asset and deposit mix. Equipment expenses increased $9,000 or 3.4%, during the third quarter of 2023 as compared to the prior quarter, and decreased $42,000, or 13.4%, compared to the comparable quarter in 2022. Data processing fees increased $32,000, or 3.9%, to $854,000 for the quarter ended September 30, 2023 compared to the second quarter of 2023, and increased $110,000, or 14.8%, compared to the quarter ended September 30, 2022. The increase during the third quarter of 2023 as compared to the third quarter of 2022 was primarily due to increased software and online services expenses. Legal and professional fees increased $172,000, or 48.1%, in the third quarter of 2023 compared to the prior quarter, and increased $152,000, or 40.3%, from the third quarter of 2022. The increase in legal and professional fees in the third quarter of 2023 from the prior quarter and the comparable quarter of 2022 was primarily due to increased accounting service expenses and other professional fees. Other expenses increased $237,000, or 25.8%, in the third quarter of 2023 compared to the prior quarter, and increased $188,000, or 19.5%, compared to the same quarter of 2022. The increase in other expenses in the third quarter of 2023 compared to the second quarter of 2023 and the third quarter of 2022 primarily was due to an increase in losses due to fraud of $95,000 and $91,000, respectively. The increase in other expenses in the third quarter of 2023 from the comparable quarter in 2022 was primarily due to increased credit bureau expenses of $31,000 and an increase in losses due to fraud of $91,000.

Income tax expense decreased $201,000 during the three months ended September 30, 2023 compared to the quarter ended June 30, 2023, and decreased $342,000 compared to the quarter ended September 30, 2022, due to a lower level of pre-tax income compared to the first quarter of 2023 and the second quarter of 2022. The effective tax rate for the third quarter of 2023 was 12.3% compared to 15.0% in the second quarter of 2023, and 16.3% in the third quarter a year ago. The decrease in the effective tax rate was a result of the use of a captive insurance company, which allows the Company to assume more control over insurance risks and resulted in a more tax-effective structure.

Balance Sheet Summary

Total assets increased $94.3 million, or 7.1%, to $1.4 billion at September 30, 2023 from December 31, 2022. The increase was primarily the result of a $105.2 million, or 10.9%, increase in loans and leases, net of allowance for credit losses, to $1.1 billion at September 30, 2023, partially offset by a decrease of $22.2 million, or 7.6%, in investment securities to $269.4 million at September 30, 2023.

The increase in loans and leases was attributable to an increase in commercial real estate loans, direct financing leases and residential mortgage loans of $47.6 million, $21.1 million and $14.4 million, respectively. Investment securities decreased primarily due to a $12.6 million mark-to-market adjustment on the investment portfolio, as well as maturities and principal repayments on investment securities exceeding purchases of new securities.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.0 million, or 0.74% of total loans and leases, at September 30, 2023, compared to $9.2 million, or 0.94%, at December 31, 2022. Accruing loans past due more than 90 days totaled $1.6 million at September 30, 2023, compared to $3.2 million at December 31, 2022.
On January 1, 2023, the Bank adopted the accounting standard referred to as the current expected credit loss, or CECL. As a result of the change in methodology from the incurred loss method to the CECL method, on January 1, 2023 the Company recorded a one-time adjustment from equity into the allowance for credit losses in the amount of $3.8 million, net of tax. The allowance for credit losses totaled $15.5 million, or 1.43% of total loans and leases outstanding at September 30, 2023. At December 31, 2022, the allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding. Additionally, as a part of the CECL adoption, the Bank established an allowance for off-balance sheet commitments. This allowance, which is reported in other liabilities, totaled $1.7 million at September 30, 2023. Net charge-offs during the first nine months of 2023 were $436,000 compared to net charge-offs of $152,000 during the comparable period of 2022.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of September 30, 2023, which evaluation included consideration of a potential recession due to inflation, rising interest rates, and stock market volatility. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.
Total deposits increased $48.6 million, or 4.8%, to $1.1 billion at September 30, 2023, compared to December 31, 2022, primarily due to an increase in brokered time deposits of $44.4 million and other time deposits of $37.4 million, partially offset by a decrease in savings and money market accounts of $31.1 million. Management attributes the shift in funds to customers taking advantage of higher rates being paid on time deposits in 2023 as a result of interest rate hikes enacted by the Federal Reserve. Brokered time deposits totaled $302.3 million, or 28.7% of total deposits, at September 30, 2023. Noninterest-bearing demand deposits increased $9.2 million to $115.6 million at September 30, 2023 compared to $106.4 million at December 31, 2022, and totaled 11.0% of total deposits at September 30, 2023.

Stockholders’ equity totaled $118.6 million at September 30, 2023, a decrease of $14.3 million, or 10.8%, from December 31, 2022. The decrease in stockholders’ equity primarily was the result of the repurchase of $5.3 million of Company common stock, an increase in Accumulated Other Comprehensive Loss (“AOCL”) of $10.0 million, the payment of $4.5 million in dividends to Company stockholders and the one-time adjustment to retained earnings of $3.8 million for the adoption of CECL during the first quarter, partially offset by $7.5 million in net income. The increase in AOCL is primarily due to the decline in mark-to-market values associated with our available-for-sale investment securities portfolio. At December 31, 2022, the available for sale portfolio had a net unrealized loss of $63.0 million compared to a net unrealized loss of $75.6 million at September 30, 2023. The AOCL impact to equity, after tax effecting the unrealized loss, was $59.7 million at September 30, 2023 compared to $49.8 million at December 31, 2022. This decline in value from December 31, 2022 to September 30, 2023 is due to interest rate changes and not due to credit quality.

During the quarter ended September 30, 2023, the Company repurchased a total of 148,546 shares of Company common stock at an average price of $11.39 per share. As of September 30, 2023, the Company had approximately 959,611 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 21,008 shares.

About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the recent increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended			Nine Months Ended
SELECTED OPERATIONS DATA:	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
(In thousands, except for per share amounts)

Interest income	$17,413	$16,223	$13,170	$48,829	$37,560
Interest expense	8,286	6,890	2,657	20,498	6,445
Net interest income	9,127	9,333	10,513	28,331	31,115

Provision for credit losses(1)	50	8	200	228	600
Net interest income after provision for credit losses	9,077	9,325	10,313	28,103	30,515
Noninterest income	1,159	1,178	1,184	3,433	3,475
Noninterest expense	8,013	7,336	7,723	22,710	22,214
Income before income tax expense	2,223	3,167	3,774	8,826	11,776
Income tax provision	274	475	616	1,281	2,115

Net income	$1,949	$2,692	$3,158	$7,545	$9,661

Shares outstanding	11,300	11,449	11,802	11,300	11,802
Average shares outstanding:
Basic	10,359	10,403	10,638	10,453	10,815
Diluted	10,382	10,476	10,836	10,514	11,147
Earnings per share:
Basic	$0.19	$0.26	$0.30	$0.72	$0.89
Diluted	$0.19	$0.26	$0.29	$0.72	$0.87
________________________________________________
(1)As a result of the adoption of CECL on January 1, 2023, the provision for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the amounts are not directly comparable.

SELECTED FINANCIAL CONDITION DATA:	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
(In thousands, except for per share amounts)

Total assets	$1,422,913	$1,409,187	$1,362,174	$1,328,620
Cash and cash equivalents	20,652	17,464	17,390	15,922
Interest-bearing time deposits	245	490	490	490
Investment securities	269,363	287,096	297,498	291,572
Loans and leases, net of allowance for credit losses(1)	1,066,892	1,043,024	989,117	961,691
Loans held for sale	568	340	—	474
Premises and equipment, net	13,342	13,539	13,493	13,668
Federal Home Loan Bank stock	11,297	10,802	10,082	9,947
Other assets	40,554	36,432	34,104	34,856
Deposits	1,053,909	1,039,573	1,030,034	1,005,261
Borrowings	238,000	226,000	183,500	180,000
Total stockholder’s equity	118,632	130,829	136,146	132,978

Book value (GAAP)	$118,632	$130,829	$136,146	$132,978
Tangible book value (non-GAAP)	118,632	130,829	136,146	132,978
Book value per share (GAAP)	10.50	11.43	11.65	11.28
Tangible book value per share (non-GAAP)	10.50	11.43	11.65	11.28
________________________________________________
(1)As a result of the adoption of CECL on January 1, 2023, the allowance amounts calculated prior to that date were determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Commercial mortgage	$345,714	$341,475	$321,314	$298,087
Commercial and industrial	111,450	114,162	97,880	100,420
Construction and development	140,651	117,029	125,521	139,923
Multi-family	135,409	141,545	132,407	124,914
Residential mortgage	160,488	159,753	152,376	146,129
Home equity	10,776	10,492	10,923	11,010
Direct financing leases	154,520	152,181	143,281	133,469
Consumer	24,176	22,657	21,604	21,048

Total loans and leases	$1,083,184	$1,059,294	$1,005,306	$975,000

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Noninterest-bearing demand	$115,632	$104,691	$96,827	$106,415
Interest-bearing demand	146,118	149,770	148,798	157,429
Savings and money market	249,575	267,624	275,006	280,666
Non-brokered time deposits	240,297	226,493	218,262	202,862
Brokered time deposits	302,287	290,995	291,141	257,889

Total deposits	$1,053,909	$1,039,573	$1,030,034	$1,005,261

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2023			2022
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,069,049	$15,270	5.71%	$908,621	$11,302	4.98%
Securities	283,600	1,802	2.54%	311,273	1,711	2.20%
FHLB stock	10,923	239	8.75%	9,795	121	4.94%
Cash and cash equivalents and other	10,371	102	3.93%	9,722	36	1.48%
Total interest-earning assets	1,373,943	17,413	5.07%	1,239,411	13,170	4.25%
Non-earning assets	45,175			40,970
Total assets	1,419,118			1,280,381

Interest-bearing liabilities:
Savings and money market accounts	260,386	1,184	1.82%	280,799	569	0.81%
Interest-bearing checking accounts	146,084	283	0.77%	169,306	163	0.39%
Certificate accounts	532,721	4,851	3.64%	385,943	1,067	1.11%
Borrowings	224,750	1,968	3.50%	182,533	858	1.88%
Total interest-bearing liabilities	1,163,941	8,286	2.85%	1,018,581	2,657	1.04%
Noninterest-bearing demand deposits	112,109			112,558
Other liabilities	13,945			7,863
Stockholders’ equity	129,123			141,379
Total liabilities and stockholders’ equity	1,419,118			1,280,381

Net interest income		$9,127			$10,513
Net earning assets	$210,002			$220,830

Net interest rate spread(1)			2.22%			3.21%
Net interest margin(2)			2.66%			3.39%
Average interest-earning assets to average interest-bearing liabilities	118.04%			121.68%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2023			2022
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,027,782	$42,562	5.52%	$878,334	$32,250	4.90%
Securities	290,820	5,408	2.48%	329,185	4,953	2.01%
FHLB stock	10,369	557	7.16%	9,827	282	3.83%
Cash and cash equivalents and other	10,877	302	3.70%	14,527	75	0.69%
Total interest-earning assets	1,339,848	48,829	4.86%	1,231,873	37,560	4.07%
Non-earning assets	44,335			39,571
Total assets	1,384,183			1,271,444

Interest-bearing liabilities:
Savings and money market accounts	275,936	3,537	1.71%	280,304	1,294	0.62%
Interest-bearing checking accounts	148,539	708	0.64%	168,195	371	0.29%
Certificate accounts	503,093	11,644	3.09%	370,249	2,657	0.96%
Borrowings	206,897	4,609	2.97%	178,762	2,123	1.58%
Total interest-bearing liabilities	1,134,465	20,498	2.41%	997,510	6,445	0.86%
Noninterest-bearing demand deposits	104,260			112,448
Other liabilities	13,757			7,050
Stockholders’ equity	131,701			154,436
Total liabilities and stockholders’ equity	1,384,183			1,271,444

Net interest income		$28,331			$31,115
Net earning assets	$205,383			$234,363

Net interest rate spread(1)			2.45%			3.21%
Net interest margin(2)			2.82%			3.37%
Average interest-earning assets to average interest-bearing liabilities	118.10%			123.49%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Performance ratios:
Return on average assets (annualized)	0.55%	0.77%	0.86%	1.01%	0.99%
Return on average equity (annualized)	6.04%	8.05%	8.78%	10.40%	8.94%
Yield on interest-earning assets	5.07%	4.82%	4.68%	4.52%	4.25%
Rate paid on interest-bearing liabilities	2.85%	2.42%	1.94%	1.42%	1.04%
Average interest rate spread	2.22%	2.40%	2.74%	3.10%	3.21%
Net interest margin (annualized)(1)	2.66%	2.77%	3.04%	3.33%	3.39%
Operating expense to average total assets (annualized)	2.26%	2.11%	2.19%	2.43%	2.41%
Efficiency ratio(2)	77.91%	69.79%	67.12%	66.66%	66.03%
Average interest-earning assets to average interest-bearing liabilities	118.04%	118.15%	118.13%	118.97%	121.68%
Asset quality ratios:
Non-performing assets to total assets(3)	0.60%	0.62%	0.66%	0.69%	0.67%
Non-performing loans and leases to total gross loans and leases(4)	0.74%	0.81%	0.86%	0.94%	0.92%
Allowance for credit losses to non-performing loans and leases(4)(5)	194.70%	180.44%	179.80%	135.28%	147.12%
Allowance for credit losses to total loans and leases(5)	1.43%	1.45%	1.54%	1.27%	1.35%
Net (recoveries) charge-offs (annualized) to average outstanding loans and leases during the period	0.11%	0.08%	(0.03)%	0.06%	0.01%
Capital ratios:
Equity to total assets at end of period	8.34%	9.28%	9.99%	10.01%	9.77%
Average equity to average assets	9.10%	9.62%	9.85%	9.70%	11.04%
Common equity tier 1 capital (to risk weighted assets)(6)	12.48%	12.77%	13.14%	13.23%	13.59%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.71%	10.81%	10.95%	11.20%	11.29%
Tier 1 risk-based capital (to risk weighted assets)(6)	12.48%	12.77%	13.14%	13.23%	13.59%
Total risk-based capital (to risk weighted assets)(6)	13.73%	14.02%	14.39%	14.31%	14.74%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	176	183	181	181	184
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)As a result of the adoption of CECL on January 1, 2023, the allowance for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Bradley M. Glover, Acting Chief Financial Officer
(765) 962-2581